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                                                                    EXHIBIT 10.9

[Roving Software letterhead]

                                 April 14, 1999

Gail F. Goodman
30 Burlington Road
Bedford, MA 01730

Dear Gail,

It is my pleasure to present you with this offer for employment with Roving Software Inc. (the "Company"). We are excited about what the future holds for the integration of direct marketing and Web commerce, and the opportunities available to Roving to be a leader in that area. I am glad you are interested in joining us, and all of us at Roving believe your talents will be quite valuable to Roving in the pursuit of our goals.

Position You will be hired as Chief Executive Officer and will be elected to the Board of Directors of Roving Software Inc. Your start date will be April 5, 1999.

Compensation       Your salary will be $4583.34 per pay period. Salary is paid twice a month.

                   You will be eligible to receive an annual bonus of $30,000 based on your achievement of mutually agreed upon objectives.

                   You will be eligible to purchase 550,000 shares of Roving Software restricted common stock at $0.27 a share. The Company will have the right to repurchase these shares over a four year period based on the attached schedule. (Attachment
                   A)

                   If the company is sold prior to your being employed for forty-eight (48) months, there will be an eighteen (18) month acceleration of the repurchase plan.

                   If the Company, except for cause, terminates your employment, you will receive six (6) months base salary and health insurance benefits.

Benefits At such time as the Company commences employee benefits, you will be covered by the Company's health insurance plan and you will receive such other employee benefits as the Company generally provides its employees. (The Company will reimburse you for your monthly COBRA payments until the Company offers an employee health insurance plan.)

                   You will receive three (3) weeks of vacation per year.

                   The Company reserves the right to change or discontinue any of its current benefits and policies in the future.
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Other Agreements   It is necessary for you to sign the Company's Nondisclosure,
                   Noncompetition and Developments Agreement, a copy of which is enclosed with this letter. It is the Company's understanding that you have made no agreements with any other party that would restrict you from being employed by the Company.

I look forward to working with you. If you have any questions, please call me at
(617) 912-9454.

Sincerely,


/s/ Randy Parker
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Randy Parker                            ACCEPTED: /s/ Gail Goodman
President and CTO                                 ------------------------------
                                        DATE:     4/5/99
                                                  ------------------------------

Encl: NDNC agreement (4 pages)
      Attachment A